Exhibit 10.6

[Letter head of Leading Advice]

LETTER AGREEMENT

Date:May 19, 2014

To:           Xunlei Limited

7/F, Building 11, Shenzhen Software Park II

Shenzhen High-Tech Park, Shenzhen 518057

People’s Republic of China

Re:  2013 Share Incentive Plan and 2014 Share Incentive Plan

Dear Sirs,

Reference is made to the 2013 Share Incentive Plan dated November 18th, 2013 (the “2013 Plan”) and the 2014 Share Incentive Plan dated April 24, 2014 (the “2014 Plan”, together with the 2013 Plan, the “Plans”) of Xunlei Limited, an exempted company incorporated under the laws of of the Cayman Islands (the “Company”). Capitalized terms used but not otherwise defined herein shall take the meanings ascribed to such terms in the Plans.

We, being the Administrator and registered holder of the Shares underlying any Awards granted pursuant to the Plan, which we hold for and on behalf of the recipients of Awards (“Grantees”), hereby acknowledge and confirm the following:

(a)                                 We are acting as an agent on behalf of the Company to administer the Plans subject to the rights and obligations empowered by the Plans. We will execute any actions based on the instruction from the Company.

(b)                                 Before we exercise the voting power on behalf of the Grantees regarding their vested Shares pursuant to the rights provided under the relevant restricted shares award agreement, we shall solicit voting instructions from each Grantee and vote in accordance with such instructions.

Other than the acknowledgements stated above, the provisions of the Plans shall remain in full force and effect. The terms of this letter agreement shall be construed in accordance with and governed by the laws of the Cayman Islands.

Yours faithfully,

For and on behalf of

LEADING ADVICE HOLDINGS LIMITED

By:	/s/ Shenglong Zou

Name: Shenglong Zou
Title:

Acknowledged and agreed by:

XUNLEI LIMITED

By:	/s/ Shenglong Zou

Name: Shenglong Zou
Title: